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Exhibit 10(e)

Waiver

K2 Inc.
4900 South Eastern Avenue
Los Angeles, California 90040

Re: Note Purchase Agreement dated as of December 1, 1999

Dated as of
September 30, 2001

To the Noteholders named in
Schedule I Attached hereto

Ladies and Gentlemen:

    Reference is made to the Note Purchase Agreement dated as of December 1, 1999 (the "Note Purchase Agreement"), between K2 Inc., a Delaware corporation (the "Company"), and the Purchasers named therein, under and pursuant to which $50,000,000 aggregate principal amount of 8.41% Series 1999-A Senior Notes due December 1, 2009 (the "Notes") of the Company were originally issued. Terms used but not otherwise defined herein shall have the meanings set forth in the Note Purchase Agreement.

    The Company hereby requests a temporary waiver of compliance with Section 10.5 of the Note Purchase Agreement.

    NOW, THEREFORE, the Company hereby agrees with you as follows:

Article 1.

Waiver

    Section 1.1.  Temporary Waiver of Compliance with Section 10.5.  The Noteholders hereby waive compliance by the Company with Section 10.5 of the Note Purchase Agreement for the fiscal quarter ended on September 30, 2001; provided that the ratio of Consolidated Net Income Available for Fixed Charges to Fixed Charges shall have been not less than 1.0 to 1.0 as of such date. The waiver granted herein shall expire on November 15, 2001; provided, however, that this waiver shall terminate immediately upon (a) the occurrence of any Event of Default under and as defined in the bank credit agreement and the other senior note agreement that is not waived pursuant to a waiver referred to in Section 2.4(iii) below, or the termination of any such waiver, (b) a breach of any of the terms of this letter, or (c) the occurrence of any other Default or Event of Default under the Note Purchase Agreement.

    Section 1.2.  Reservation of Rights.  The Company acknowledges and agrees that the temporary waiver granted hereby shall not be deemed to constitute a waiver of any and all rights of the holders of the Notes under the Note Purchase Agreement on account of any Default or Event of Default which may now or at any time hereafter exist under the Note Purchase Agreement, including any Default or Event of Default which may exist under Section 10.5 of the Note Purchase Agreement following the termination or expiration of the waiver granted hereby all of which rights are hereby expressly reserved by the holders of the Notes.

Article 2.

Miscellaneous

    Section 2.1.  Representations and Warranties.  The Company represents and warrants that as of the date hereof and as of the date of execution and delivery hereof and after giving effect hereto (and to the similar waivers referred to in Section 2.4(iii) hereof) no Default or Event of Default exists under the Note Purchase Agreement. In addition, the Company represents and warrants that in connection with the solicitation of waivers or amendments pursuant to the other agreements pursuant to which Debt of the Company is outstanding and relating to the subject matter of this Waiver or any other amendment or modification required under any such agreement, except as disclosed in the waiver dated as of October 17, 2001 relating to the Company's bank credit agreement a copy of which has been furnished to you, the Company has paid no fees or other consideration (other than routine fees of counsel for such lenders) in connection with the review an/or execution and delivery of any such waiver or amendment.

    Section 2.2.  Effect of Waiver.  The Company agrees that the Note Purchase Agreement, the Notes and all other documents and agreements executed by the Company in connection with the Note Purchase Agreement in favor of the Noteholders are hereby ratified and confirmed and shall remain in full force and effect.

    Section 2.3.  Successors and Assigns.  This Waiver shall be binding upon the Company and its successors and assigns and shall inure to the benefit of the holders of the Notes and to the benefit of the holders' successors and assigns.

    Section 2.4.  Requisite Approval.  This Waiver shall be effective as of the date hereof upon (i) execution and delivery by the Company and the holders of a majority in aggregate principal amount of the Notes; (ii) execution and delivery by the Subsidiary Guarantors of the Consent attached hereto as Exhibit A, duly executed by each Subsidiary Guarantor, and (iii) waivers which are in substance substantially similar to this Waiver shall have been executed by the requisite percentage of the holders of debt of the Company under the Company's bank credit agreements(s) and the Note Agreements dated as of October 15, 1992.

    Section 2.5.  Expenses.  The Company hereby agrees to pay all out-of-pocket expenses incurred by the Noteholders in connection with the consummation of the transactions contemplated by this Waiver, including, without limitation, the reasonable fees, expenses and disbursements of Chapman and Cutler within 10 days following receipt of an invoice in respect of such expenses.

    Section 2.6.  Counterparts.  This Waiver may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

    IN WITNESS WHEREOF, the Company has executed this Waiver as of the day and year first above written.

K2 INC.
By:	Its

    This Waiver is accepted and agreed to as of the day and year first above written.

THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY
By:	Its

    This Waiver is accepted and agreed to as of the day and year first above written.

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By: Cigna Investments, Inc.
By:	Its

    This Waiver is accepted and agreed to as of the day and year first above written.

THE CANADA LIFE ASSURANCE COMPANY, AS BENEFICIAL OWNER
By:	Its

EXHIBIT A

CONSENT OF SUBSIDIARY GUARANTORS

The undersigned Subsidiary Guarantors, as party to the Guaranty Agreement dated as of December 1, 1999 (the "Guaranty Agreement"), hereby consent to the foregoing waiver dated as of even date herewith to Note Purchase Agreement to which this consent is attached and confirm that the Guaranty Agreement remains in full force and effect after giving effect thereto and represent and warrant that there is no defense, counterclaim or offset of any type or nature under the Guaranty Agreement.

Dated as of September 30, 2001.

                      Subsidiary Guarantors:
                      SHAKESPEARE COMPANY
                      SITCA CORPORATION
                      K2 CORPORATION
                      KATIN, INC.
                      PLANET EARTH SKATEBOARDS, INC.
                      K-2 INTERNATIONAL, INC.
                      MORROW SNOWBOARDS INC.
                      SMCA, INC.
                      STEARNS INC.
                      K2 BIKE INC.
                      RIDE, INC.

By:
Name:
Title:

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  Exhibit 10(e)
Waiver
Article 1. Waiver
Article 2. Miscellaneous
EXHIBIT A